As filed with the Securities and Exchange Commission on August 5, 2024
Registration No. 333-248764

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Whole Earth Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-4101973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Whole Earth Brands, Inc.
125 S. Wacker Drive
Suite 1250
Chicago, Illinois
60606
(Address of principal executive offices, including zip code)

Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan
(Full title of the plan)

Ira W. Schlussel
Vice-President and Chief Legal Officer
125 S. Wacker Drive
Suite 1250
Chicago, IL 60606
(Name and address of agent for service)

(312) 840-6000
(Telephone number, including area code, of agent for service)

Copies to:
Christopher P. Giordano
Jon Venick
Stephen P. Alicanti
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
(212) 335-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☒ Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Whole Earth Brands, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-248764, filed with the SEC on September 11, 2020, pertaining to the registration of 9,300,000 shares of common stock, par value $0.0001 per share, of the Registrant approved for issuance under the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”).

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the Registration Statement.

On August 5, 2024, pursuant to the terms of the Agreement of Merger, dated as of February 12, 2024, by and among the Registrant, Ozark Holdings, LLC (“Parent”) and Sweet Oak Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on August 5, 2024.

WHOLE EARTH BRANDS, INC.

By:	/s/ Bernardo Fiaux
Name: Bernardo Fiaux
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.